EXHIBIT 99.1

MICHAEL D. KISHBAUCH	SANDFORD D. SMITH

BURTON E. SOBEL, M.D.	ELIZABETH H.S. WYATT
December 1, 2008
Harvey J. Berger, M.D.
Chairman & Chief Executive Officer
ARIAD Pharmaceuticals, Inc.
26 Landsdowne Street
Cambridge, Massachusetts 02139
Re:     Resignation from the Board of Directors
Dear Harvey:
     We are writing to confirm our immediate resignations as four independent members of the board of directors (the “Board”) of ARIAD Pharmaceuticals, Inc. (“ARIAD”) due to our vigorous disagreements with you over fundamental matters of corporate policy, professional ethics and proper standards of corporate governance on behalf of all ARIAD stockholders.
     Throughout our Board tenure, we have understood that our primary role as independent directors has been to promote the success of ARIAD and to act in the best interests of all ARIAD stockholders. We worked diligently to ensure there would be a level playing field for all ARIAD stockholders as a result of the recent AGTI transaction, in which you and Jay LaMarche had a clear conflict of interest. Unfortunately, the recent completion of the AGTI merger transaction has obviously been the trigger for your grossly inappropriate behavior in your dealings with the four independent directors who approved the AGTI merger despite your unjustified objections.
     Our resignation is prompted by your self-interested, combative and obstructionist actions — particularly over the last month — involving implementation of the AGTI merger, the replacement of the Company’s general counsel, the mishandling of the AGTI appraisal litigation, your manipulative conduct prior to and at the November 3 meeting of the Board, the recomposition of the Board to allow your surrogates to control the Board’s decisions without regard to or even inviting our input, the removal of the vice chairman of the Board at a precipitously called meeting in which you knew we could not participate, your installation of a close personal family friend as lead director of the Board, and your determination to cause ARIAD to breach agreements approved by the Board over your opposition.
     The four of us have irreconcilable differences with you and the four other directors constituting the current Board majority on the foregoing matters, the present and future policies of ARIAD, and your tenure as Chairman and CEO of ARIAD. Accordingly, we are required to resign and publicly disclose our disagreements.

Harvey J. Berger, M.D.
December 1, 2008

     The acts of unfair dealing against the four independent directors by you and the current Board majority have created a toxic environment within the company’s leadership ranks and inside the boardroom. Regrettably, you are now responsible for causing the departure of four more independent directors, as well as the prior departures of officers and other directors who were not full supporters of what we now recognize to be your personally motivated agenda for running ARIAD.
     We are disappointed that your recent actions have caused a split on the Board which causes the simultaneous departure of four independent directors. The resigning directors include the senior officer of a sizeable publicly traded biopharmaceutical company and former vice chairman of the Board who has served ARIAD since its inception, a long-serving director who was a nationally respected member of ARIAD’s scientific advisory board, a CEO of a publicly- traded biotech company, and the former head of technology transfer of a major pharmaceutical company. In our many decades of public company experience, we have never before witnessed the egregious misbehavior in which you have engaged during recent weeks. We cannot continue to serve on ARIAD’s Board under these circumstances.
     Our resignations are without prejudice to any of our rights (including indemnification, advancement, D&O insurance or exculpation) to which we may be entitled, by reason of the fact that we have been directors of ARIAD, under the ARIAD certificate of incorporation, the ARIAD bylaws, any applicable insurance policy, any agreement to that any of us is a party, or any applicable law.
     We depart with the recognition that the scientific personnel and programs at ARIAD are first-rate and we continue to hope that they will be commercially successful. We hope that this success ultimately comes with a commitment by the Board to strong ethics and good corporate governance in which the ARIAD stockholders’ best interests are paramount. It is the abrogation of these fundamental principles at ARIAD today that prompts these resignations.

Sincerely,

/s/ Michael D. Kishbauch	/s/ Burton E. Sobel, M.D.

Michael D. Kishbauch	Burton E. Sobel, M.D.

/s/ Sandford D. Smith	/s/ Elizabeth H.S. Wyatt

Sandford D. Smith	Elizabeth H.S. Wyatt
cc: Raymond T. Keane, Esq., Vice President, General Counsel & Secretary